Exhibit 5.1

STOCKHOLDERS AGREEMENT

between

LONGABERGER INC.

and

THE STOCKHOLDERS NAMED HEREIN

dated as of

October [●], 2022

Stockholders Agreement

This Stockholders Agreement (this “Agreement”), dated as of October [●], 2022, is entered into among Longaberger Inc., a Delaware corporation (the “Company”), Xcel Brands, Inc., a Delaware corporation (the “Xcel Stockholder”), Hilco Baskets, LLC, a Delaware limited liability company (the “Hilco Stockholder” and, together with the Xcel Stockholder, the “Class B Stockholders”), and each other Person who after the date hereof acquires Class B Common Stock and becomes a party to this Agreement by executing a Joinder Agreement (such Persons, collectively with the Class B Stockholders, the “Stockholders”).

Recitals

WHEREAS, the Xcel Stockholder and the Hilco Stockholder have formed the Company for the purpose of conducting and operating the Business;

WHEREAS, as of the date hereof, the Xcel Stockholder owns 50% of the issued and outstanding Class B Common Stock and the Hilco Stockholder owns 50% of the issued and outstanding Class B Common Stock; and

WHEREAS, the Class B Stockholders and any other Stockholders parties hereto from time to time deem it in their best interests and in the best interests of the Company to set forth in this Agreement their respective rights and obligations in connection with their investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this ARTICLE I.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings; provided, however, that the term “Affiliate,” when used with respect to a Stockholder, shall not include the Company.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory, or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Appraised Value” has the meaning set forth in Section 2.03(c).

“Board” has the meaning set forth in Section 2.01(a).

“Business” means the sourcing, sale, marketing and promotion of certain products including but not limited to home products through direct-to-consumer, television, retail and/or other distribution channels, and such other businesses as the Board may determine from time to time.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required to close.

“By-laws” means the by-laws of the Company, as amended, modified, supplemented, or restated from time to time in accordance with the terms of this Agreement.

“Call Notice” has the meaning set forth in Section 2.03(b).

“Call Period” has the meaning set forth in Section 2.03(b).

“Call Right” has the meaning set forth in Section 2.03(b).

“Certificate of Incorporation” means the certificate of incorporation of the Company, as filed on October [●], 2022, with the Secretary of State of the State of Delaware, and as amended, modified, supplemented, or restated from time to time in accordance with the terms of this Agreement.

“Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of the Company to a Third Party Purchaser; (b) a sale resulting in no less than a majority of the Class B Common Stock (or other voting stock of the Company) on a fully diluted basis being held by a Third Party Purchaser; or (c) a merger, consolidation, recapitalization, or reorganization of the Company with or into a Third Party Purchaser that results in the inability of the Stockholders to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Claimant” has the meaning set forth in Section 9.13(b).

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange, or similar reorganization.

“Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange, or similar reorganization.

“Class B Stockholders” has the meaning set forth in the preamble.

“Common Stock” means the shares of Class A Common Stock, Class B Common Stock and another shares of common stock of the Company as may be issued from time to time.

“Company” has the meaning set forth in the preamble.

“Competitor” means any Person that directly or indirectly competes with the Company in the Business (or any portion thereof) and/or whose business is or includes the Business (or any portion thereof).

“Confidential Information” has the meaning set forth in Section 5.02(a).

“Corporate Opportunity” has the meaning set forth in Section 5.01.

“Deadlock” has the meaning set forth in Section 2.03(a).

“Director” has the meaning set forth in Section 2.01(a).

“Dispute” has the meaning set forth in Section 9.13(a).

“Drag-along Notice” has the meaning set forth in Section 3.03(b).

“Drag-along Sale” has the meaning set forth in Section 3.03(a).

“Drag-along Stockholder” has the meaning set forth in Section 3.03(a).

“Dragging Stockholder” has the meaning set forth in Section 3.03(a).

“Exchange Listing” means any listing of the Common Stock for trading on the NASDAQ Stock Market, the New York Stock Exchange, the NYSE American stock exchange, or another national securities exchange.

“Excluded Securities” means any Class B Common Stock or other equity securities issued in connection with: (a) a grant to any existing or prospective consultants, employees, officers, or Directors pursuant to any stock option, employee stock purchase, or similar equity-based plans or other compensation agreement; (b) the exercise or conversion of options to purchase shares of Class B Common Stock, or shares of Class B Common Stock issued to any existing or prospective consultants, employees, officers, or Directors pursuant to any stock option, employee stock purchase, or similar equity-based plans or any other compensation agreement; (c) any acquisition by the Company of the stock, assets, properties, or business of any Person; (d) any merger, consolidation, or other business combination involving the Company; (e) the commencement of any Exchange Listing, an offering pursuant to Regulation A promulgated under the Securities Act or any transaction or series of related transactions involving a Change of Control; (f) a stock split, stock dividend, or any similar recapitalization; or (g) any issuance of Financing Equity where such Financing Equity, together with all then outstanding Financing Equity, is not equal to, and is not convertible into, an aggregate of more than five percent (5%) of the outstanding Class B Common Stock on a fully diluted basis at the time of the issuance of such Financing Equity, in each case, approved in accordance with the terms of this Agreement.

“Exercise Period” has the meaning set forth in Section 4.01(c).

“Exercising Stockholder” has the meaning set forth in Section 4.01(d).

“Financing Equity” means any Class B Common Stock , warrants, or other similar rights to purchase Class B Common Stock issued to lenders or other institutional investors (excluding the Stockholders and their Affiliates) in any arm's length transaction providing debt financing to the Company.

“Fiscal Year” means, for financial accounting purposes, January 1 to December 31.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from, or with any Governmental Authority, the giving of notice to, or registration with, any Governmental Authority, or any other action in respect of any Governmental Authority.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Hilco Director” has the meaning set forth in Section 2.01(a).

“Hilco Stockholder” has the meaning set forth in the preamble.

“Independent Accountant” has the meaning set forth in Section 2.03(c).

“Issuance Notice” has the meaning set forth in Section 4.01(b).

“Joinder Agreement” means the joinder agreement in form and substance of Exhibit A attached hereto.

“Lien” means any lien, claim, charge, mortgage, pledge, security interest, option, preferential arrangement, right of first offer, encumbrance, or other restriction or limitation of any nature whatsoever.

“New Securities” has the meaning set forth in Section 4.01(a).

“Non-Exercising Stockholder” has the meaning set forth in Section 4.01(d).

“Organizational Documents” means the By-laws and the Certificate of Incorporation.

“Over-allotment Exercise Period” has the meaning set forth in Section 4.01(d).

“Over-allotment New Securities” has the meaning set forth in Section 4.01(d).

“Over-allotment Notice” has the meaning set forth in Section 4.01(d).

“Permitted Transfer” means a Transfer of Class B Common Stock carried out pursuant to Section 3.02(a)(i).

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Preemptive Pro Rata Portion” has the meaning set forth in Section 4.01(c).

“Preemptive Stockholder” has the meaning set forth in Section 4.01(a).

“Proposed Transferee” has the meaning set forth in Section 3.04(a).

“Put Right” has the meaning set forth in Section 2.03(b).

“Related Agreements” has the meaning set forth in Section 9.07(a).

“Representative” means, with respect to any Person, any and all directors, managers, members, partners, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Request” has the meaning set forth in Section 9.13(b).

“Respondent” has the meaning set forth in Section 9.13(b).

“Sale Notice” has the meaning set forth in Section 3.04(b).

“Securities Act” means the Securities Act of 1933.

“Selling Stockholder” has the meaning set forth in Section 3.04(a).

“Stockholders” has the meaning set forth in the preamble.

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tag-along Notice” has the meaning set forth in Section 3.04(c).

“Tag-along Period” has the meaning set forth in Section 3.04(c).

“Tag-along Sale” has the meaning set forth in Section 3.04(a).

“Tag-along Stockholder” has the meaning set forth in Section 3.04(a).

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Class B Common Stock or (b) is not an Affiliate of any Person who directly or indirectly owns or has the right to acquire any Class B Common Stock .

“Transfer” means to, directly or indirectly, sell, transfer, assign, gift, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law, or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of, any Common Stock owned by a Person or any interest (including a beneficial interest) in any Common Stock owned by a Person. “Transfer” when used as a noun shall have a correlative meaning.

“Xcel Director” has the meaning set forth in Section 2.01(a).

“Xcel Stockholder” has the meaning set forth in the preamble.

ARTICLE II
Management and Operation of the Company

Section 2.01         Board of Directors.

(a)            The Stockholders agree that the business and affairs of the Company shall be managed through a board of directors (the “Board”) consisting of two (2) members (each, a “Director”). The Directors shall be elected to the Board in accordance with the following procedures:

(i)            The Xcel Stockholder shall have the right to designate one (1) Director, who shall initially be Robert D’Loren (the “Xcel Director”) and the Xcel Director shall serve as the Chairman of the Board; and

(ii)            The Hilco Stockholder shall have the right to designate one (1) Director, who shall initially be Jeffrey Hecktman (the “Hilco Director”).

(b)            In the event that (i) the Xcel Stockholder is issued any Promote Shares in accordance with Section 3.01 or (ii) the Company raises at least Five Million Dollars ($5,000,000) in an offering pursuant to Regulation A promulgated under the Securities Act, whichever occurs first, then (A) the Directors shall increase the size of the Board to three (3) members and (B) the number of Directors the Xcel Stockholder shall have the right to designate pursuant to Section 2.01(a) shall be increased by one (1) Director.

(c)            Each Stockholder shall vote all shares of Class B Common Stock over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (including in its capacity as stockholder, director, member of a board committee, officer of the Company, or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to elect to the Board any individual designated by a Class B Stockholder pursuant to Section 2.01(a).

(d)            Each Class B Stockholder shall have the right at any time to remove (with or without cause) any Director designated by such Class B Stockholder for election to the Board and each other Stockholder shall vote all shares of Class B Common Stock over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (including in its capacity as stockholder, director, member of a board committee, officer of the Company, or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to remove from the Board any individual designated by such Class B Stockholder that such Class B Stockholder desires to remove pursuant to this Section 2.01(c). Except as provided in the preceding sentence, unless an Class B Stockholder shall otherwise consent in writing, no other Stockholder shall take any action to cause the removal of any Directors designated by such Class B Stockholder.

(e)            In the event a vacancy is created on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation, or removal pursuant to Section 2.01(c)), the Class B Stockholder who designated such individual shall have the right to designate a different individual to replace such Director and each other Stockholder shall vote all shares of Class B Common Stock over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (including in its capacity as stockholder, director, member of a board committee, officer of the Company, or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to elect to the Board any individual so designated by such Class B Stockholder.

(f)            The Board shall have the right to establish any committee of Directors as the Board shall deem appropriate from time to time. Subject to this Agreement, the Organizational Documents, and Applicable Law, committees of the Board shall have the rights, powers, and privileges granted to such committee by the Board from time to time. Any delegation of authority to a committee of Directors to take any action must be approved in the same manner as would be required for the Board to approve such action directly. Any committee of Directors shall be composed of the same proportion of Xcel Directors and Hilco Directors as the Class B Stockholders shall then be entitled to appoint to the Board pursuant to this Section 2.01.

Section 2.02         Meetings of the Board of Directors.

(a)            The Board will meet as often as is necessary for the proper management of the Company, but not less than once per calendar year at such times and in such places as the Board shall designate from time to time. In addition to the regular meetings contemplated by the foregoing sentence, special meetings of the Board may be called by any Director on no less than five (5) days’ prior written notice of the time, place, and agenda of the meeting.

(b)            The Directors may participate in any meeting of the Board or committee thereof by means of video conference, teleconference, or other similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute such Director’s presence in person at the meeting.

(c)            The presence of a majority of Directors then in office shall constitute a quorum; provided, that, except as otherwise provided in this Section 2.02(c), at least one Hilco Director is present at such meeting. If a quorum is not achieved at any duly called meeting, such meeting may be postponed to a time no earlier than 48 hours after written notice of such postponement has been given to the Directors. If no Hilco Director is present for two (2) consecutive meetings, then (A) the presence of a Hilco Director shall not be required to achieve a quorum at the next meeting, and (B) if the conditions set forth in Section 2.01(b) for an increase in the size of the Board have not previously been met, (i) the Directors shall increase the size of the Board to three (3) members and (ii) the number of Directors the Xcel Stockholder shall have the right to designate pursuant to Section 2.01(a) shall be increased by one (1) Director.

(d)            Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

(e)            The Company shall pay all fees, charges, and expenses (including travel and related expenses) reasonably incurred by each Director in connection with: (i) attending the meetings of the Board and all committees thereof and (ii) conducting any other Company business requested by the Company.

Section 2.03         Deadlock.

(a)            If at two (2) successive meetings of the Board, the Directors are unable to reach a decision by the required vote regarding any the matter submitted for consideration by the Board at such meetings (a “Deadlock”), the Board shall refer the matter subject to the Deadlock to the Class B Stockholders, who shall vote on such matter and, if the stockholder vote results in a Deadlock, attempt to resolve such matter within twenty (20) days after referral to them of the issue subject to a Deadlock (or, if mutually agreed by the Class B Stockholders, a longer period of time). Any resolution agreed to by the Class B Stockholders shall be final and binding on the Company and the Stockholders.

(b)            If the issue subject to the Deadlock has not been resolved in accordance with Section 2.03(a), then within fifteen (15) days of the written determination by the Class B Stockholders that no agreement can be reached with respect to such issue (the “Call Period”), the Xcel Stockholder shall have the right (a “Call Right”) by written notice to the Hilco Stockholder (the “Call Notice”) to purchase all (and not less than all) of the Class B Common Stock owned by the Hilco Stockholder and its Permitted Transferees. If the Hilco Stockholder has not received from the Xcel Stockholder a Call Notice prior to the expiration of the Call Period, the Hilco Stockholder shall have the right (a “Put Right”) (exercisable within fifteen (15) days following the expiration of the Call Period) to require the Xcel Stockholder to purchase all (and not less than all) of the Class B Common Stock held by the Hilco Stockholder and its Permitted Transferees.

(c)            The purchase price payable by the Xcel Stockholder upon the exercise of a Call Right or Put Right, as the case may be, shall be equal to either (i) in the event that the Class A Common Stock is listed for trading on the NASDAQ Stock Market, the New York Stock Exchange, the NYSE American stock exchange, or another national securities exchange, or quoted on the OTC bulletin board or other over the counter market, the per share purchase price shall be equal to the average closing sale price for the last ten (10) trading days of the Class A Common Stock or (ii) the appraised value of the Common Stock held by the Hilco Stockholder and its Permitted Transferees calculated as a proportion (based on the Common Stock ownership percentage of the Hilco Stockholder) of the overall fair market value of the Company determined on a going concern basis as between a willing buyer and willing seller with no discounts for lack of liquidity or a minority interest, which shall be determined in accordance with the procedures set forth below (the “Appraised Value”):

(i)            Within fifteen (15) days of the exercise of the Call Right or Put Right, as the case may be, the Class B Stockholders shall appoint [NAME OF ACCOUNTING FIRM] or such other firm of independent accountants of national standing to which the Class B Stockholders agree and which has not provided substantial services to the Company, any Class B Stockholder, or any of their respective Affiliates within the preceding two (2) years (the “Independent Accountant”) to determine the Appraised Value of the Common Stock held by the Hilco Stockholder and its Permitted Transferees. The Class B Stockholders shall instruct the Independent Accountant to render its determination of the Appraised Value in writing within thirty (30) days of such Independent Accountant's appointment. The determination of the Independent Accountant shall be final for all purposes of this Section 2.03. The costs and expenses of the Independent Accountant shall be borne equally by the Class B Stockholders.

(ii)            To enable the Independent Accountant to conduct the valuation, the Class B Stockholders and the Company shall furnish to the Independent Accountant such information as the Independent Accountant may request, including information regarding the Business and the Company's assets, properties, financial condition, earnings, and prospects.

(d)            Within fifteen (15) days after the date of the final determination of the Appraised Value (which period shall be extended solely to the extent needed to obtain any required Government Approvals, provided, that the Hilco Stockholder shall, and shall cause its Permitted Transferees to, have used their reasonable best efforts to obtain such approval in a timely manner), the Hilco Stockholder shall, and shall cause its Permitted Transferees to, sell to the Xcel Stockholder, free and clear of any Liens, all of the Class B Common Stock held by them.

(e)            Each Stockholder shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 2.03, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(f)            At the closing of any sale and purchase pursuant to this Section 2.03, the Hilco Stockholder shall, and shall cause its Permitted Transferees to, deliver to the Xcel Stockholder the certificate or certificates representing their Common Stock (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the Xcel Stockholder by certified or official bank check or by wire transfer of immediately available funds.

(g)            During the continuation of any Deadlock and prior to the closing of any sale and purchase pursuant to this Section 2.03, the Company shall continue to operate in a manner consistent with its prior practices and this Agreement until such time as such Deadlock is resolved.

Section 2.04          Subsidiaries. With respect to any Subsidiary that is established in accordance with the terms of this Agreement, the Stockholders shall have the same management, voting, and board of director, board of manager, or other equivalent representation rights with respect to such Subsidiary as they have with respect to the Company. The Stockholders shall, and shall cause their Director designees to, take all such actions as may be necessary or desirable to give effect to this provision.

ARTICLE III
Transfer of Interests

Section 3.01          Promote Shares.

(a)            The Xcel Stockholder will be entitled to receive additional Class B Common Stock from the Company in accordance with the provisions of this Section 3.01 (the “Promote Shares”).

(b)            Following the end of each quarter, the Company will determine the amount of Promote Shares to be issued to the Xcel Stockholder, if any, based upon the aggregate amount of EBITDA achieved by the Company since its formation (“Aggregate EBITDA”). Pursuant to the foregoing, (i) if Aggregate EBITDA is an amount equal to $1,000,000, the Company will issue an additional 342,429.91 shares of Class B Common Stock to the Xcel Stockholder; (ii) if Aggregate EBITDA is an amount equal to $2,000,000, the Company will issue an additional 428,045.09 shares of Class B Common Stock to the Xcel Stockholder (in addition to the shares to be issued pursuant to the foregoing clause (i)); and (iii) if Aggregate EBITDA is $3,000,000, the Company will issue an additional 550,365.70 shares of Class B Common Stock to the Xcel Stockholder (in addition to the shares to be issued pursuant to the foregoing clauses (i) and (ii)).

Section 3.02          General Restrictions on Transfer.

(a)            The provisions of Section 3.03 (with respect to the Dragging Stockholder only), and Section 3.04 shall not apply to any of the following Transfers by any Stockholder of any of its Common Stock:

(i)            to its Affiliate; or

(ii)            pursuant to a merger, consolidation, or other business combination of the Company with a Third Party Purchaser that has been approved by the Board.

(b)            In addition to any legends required by Applicable Law, each certificate representing the Common Stock shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT AMONG THE COMPANY AND ITS STOCKHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.”

(c)            Not less than five (5) days’ prior notice shall be given to the Company by the transferor of any Transfer of any Common Stock, including to a Permitted Transferee. Prior to consummation of any Transfer by any Stockholder of any of its Common Stock to any transferee that is not a Stockholder, such transferee shall have executed and delivered to the Company a Joinder Agreement.

(d)            Notwithstanding any other provision of this Agreement, each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Common Stock (i) except as permitted under the Securities Act and other applicable federal or state securities laws, and then, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act, (ii) if it would cause the Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, or (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company. In any event, the Board may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.

(e)            Any Transfer or attempted Transfer of any Common Stock in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue to be treated) as the owner of such Common Stock for all purposes of this Agreement and the Organizational Documents.

(f)            This Agreement shall cover all of the Common Stock now owned or hereafter acquired by the Stockholders while this Agreement remains in effect.

Section 3.03         Drag-Along Rights.

(a)            If at any time Xcel (the “Dragging Stockholder”) receives an offer from a proposed Third Party Purchaser to consummate, in one transaction, or a series of related transactions, a Change of Control (a “Drag-along Sale”), Xcel shall have the right to compel each other Stockholder (each, a “Drag-along Stockholder”) to participate in such Transfer in the manner set forth in this Section 3.03. Notwithstanding anything to the contrary in this Agreement, if the Drag-along Sale is structured as a merger, consolidation, business combination, sale of assets, or other transaction requiring the approval or consent of the Stockholders, each Drag-along Stockholder shall (i) vote in favor of the Drag-along Sale (and any related actions that may be necessary to consummate such sale) and otherwise consent to and raise no objection to such Drag-along Sale and such related actions and (ii) refrain from taking any actions to exercise, and take all actions to waive, any dissenters', appraisal, or other similar rights that it may have in connection with such transaction.

(b)            The Dragging Stockholder shall exercise its rights pursuant to this Section 3.03 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Stockholder no later than twenty (20) days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Stockholder’s rights and obligations hereunder and shall describe in reasonable detail:

(i)            the number of shares of Common Stock to be sold by the Dragging Stockholder, if the Drag-along Sale is structured as a transfer of Common Stock;

(ii)            the identity of the Third Party Purchaser;

(iii)            the proposed date, time, and location of the closing of the Drag-along Sale;

(iv)            the per share purchase price and the other material terms and conditions of the Transfer; and

(v)            a copy of any form of agreement proposed to be executed in connection therewith.

(c)            If the Drag-along Sale is structured as a Transfer of Common Stock, then, subject to Section 3.03(d), the Dragging Stockholder and each Drag-along Stockholder shall Transfer the number of shares equal to the product of (i) the aggregate number of shares of Common Stock the Third Party Purchaser proposes to buy as stated in the Drag-along Notice and (ii) a fraction (A) the numerator of which is equal to the number of shares of Common Stock then held by such Dragging Stockholder or Drag-along Stockholder, as the case may be, and (B) the denominator of which is equal to the number of shares then held by all of the Stockholders (including, for the avoidance of doubt, the Dragging Stockholder). For the avoidance of doubt, if the Drag-along Stockholder holds multiple classes of Common Stock and such other classes of Common Stock are not held by the Dragging Stockholder, such other classes of Common Stock will be subject to the Drag-along Notice (on an as converted basis).

(d)            The consideration to be received by a Drag-along Stockholder shall be the same form and amount of consideration per share of Common Stock (regardless of whether the shares of Common Stock held by the Drag-along Stockholder are Class A Common Stock or Class B Common Stock) as is to be received by the Dragging Stockholder (or, if the Dragging Stockholder is given an option as to the form and amount of consideration to be received, the same option shall be given) and the terms and conditions of such Transfer shall, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which the Dragging Stockholder Transfers its Common Stock. Each Drag-along Stockholder shall make or provide the same representations, warranties, covenants, indemnities, and agreements as the Dragging Stockholder makes or provides in connection with the Drag-along Sale (except that in the case of representations, warranties, covenants, indemnities, and agreements pertaining specifically to the Dragging Stockholder, the Drag-along Stockholder shall make the comparable representations, warranties, covenants, indemnities, and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants, and indemnities shall be made by the Dragging Stockholder and each Drag-along Stockholder severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Stockholder and each Drag-along Stockholder, in each case in an amount not to exceed the aggregate proceeds received by the Dragging Stockholder and each such Drag-along Stockholder in connection with the Drag-along Sale.

(e)            The reasonable and documented fees and expenses of the Dragging Stockholder incurred in connection with a Drag-along Sale and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Dragging Stockholder for its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Third Party Purchaser, shall be shared by all the Stockholders on a pro rata basis, based on the aggregate consideration received by each Stockholder; provided, that no Stockholder shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Drag-along Sale.

(f)            Each Stockholder shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Dragging Stockholder. Each Drag-along Stockholder shall execute and deliver to the Company at least five (5) Business Days prior to the proposed Drag-along Sale all documents previously furnished to the Drag-along Stockholder for execution in connection with the Drag-along Sale.

(g)            The Dragging Stockholder shall have ninety (90) days following the date of the Drag-along Notice in which to consummate the Drag-along Sale, on the terms set forth in the Drag-along Notice (which such ninety (90) day period may be extended for a reasonable time not to exceed an additional forty-five (45) days to the extent reasonably necessary to obtain any Government Approvals). If at the end of such period, the Dragging Stockholder has not completed the Drag-along Sale, the Dragging Stockholder may not then effect a transaction subject to this Section 3.03 without again fully complying with the provisions of this Section 3.03.

(h)            If any Drag-along Stockholder fails to execute and deliver such documents to the Company, and such Drag-Along Sale is subsequently consummated (a “Defaulting Drag-along Stockholder”), (i) the Company may receive the consideration that would otherwise be paid to the Defaulting Drag-along Stockholder and the Defaulting Drag-along Stockholder shall be deemed to have appointed the Company as such Defaulting Drag-along Stockholder’s agent to Transfer all of its Common Stock to the Third-Party Purchaser and to receive the consideration in trust for such Defaulting Drag-along Stockholder; (ii) the receipt by the Company of the consideration for the Common Stock owned by such Defaulting Drag-along Stockholder shall be a good discharge to the purchaser and the validity of the proceedings shall not be questioned by any Person; and (iii) the Defaulting Drag-along Stockholder shall be entitled to receive the consideration for its Common Stock without interest at such time as the Defaulting Drag-along Stockholder executes all of the applicable documents requested by the Company, the Dragging Stockholder or the Third-Party Purchaser.

Section 3.04         Tag-Along Rights.

(a)            If at any time Xcel (the “Selling Stockholder”) proposes to Transfer any of its Common Stock to a Person other than its Affiliate (the “Proposed Transferee”) and the Selling Stockholder cannot or has not elected to exercise its drag-along rights set forth in Section 3.03, each other Stockholder (each, a “Tag-along Stockholder”) shall be permitted to participate in such Transfer (a “Tag-along Sale”) on the terms and conditions set forth in this Section 3.04.

(b)            Prior to the consummation of any such Transfer of Common Stock described in Section 3.04(a), the Selling Stockholder shall deliver to the Company and each other Stockholder a written notice (a “Sale Notice”) of the proposed Tag-along Sale subject to this Section 3.04 no later than twenty (20) days prior to the closing date of the Tag-along Sale. The Sale Notice shall make reference to the Tag-along Stockholders' rights hereunder and shall describe in reasonable detail:

(i)            the aggregate number of shares of Common Stock the Proposed Transferee has offered to purchase.

(ii)            the identity of the Proposed Transferee;

(iii)            the proposed date, time, and location of the closing of the Tag-along Sale;

(iv)            the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(v)            a copy of any form of agreement proposed to be executed in connection therewith.

(c)            Each Tag-along Stockholder shall exercise its right to participate in a Transfer of Common Stock by the Selling Stockholder subject to this Section 3.04 by delivering to the Selling Stockholder a written notice (a “Tag-along Notice”) stating its election to do so and specifying the number of shares of Common Stock to be Transferred by it no later than five (5) Business Days after receipt of the Sale Notice (the “Tag-along Period”). The offer of each Tag-along Stockholder set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Stockholder shall be bound and obligated to Transfer in the proposed Transfer on the terms and conditions set forth in this Section 3.04. The Selling Stockholder and each Tag-along Stockholder shall have the right to Transfer in a Transfer subject to this Section 3.04 the number of shares of Common Stock equal to the product of (i) the aggregate number of shares of Common Stock the Proposed Transferee proposes to buy as stated in the Sale Notice and (ii) a fraction (A) the numerator of which is equal to the number of shares of Common Stock then held by the Selling Stockholder or such Tag-along Stockholder, as the case may be, and (B) the denominator of which is equal to the number of shares then held by all of the Stockholders participating in the Tag-Along Sale (including, for the avoidance of doubt, the Selling Stockholder).

(d)            Each Tag-along Stockholder who does not deliver a Tag-along Notice in compliance with Section 3.04(c) shall be deemed to have waived all of such Tag-along Stockholder’s rights to participate in such Transfer, and the Selling Stockholder shall (subject to the rights of any participating Tag-along Stockholder) thereafter be free to Transfer to the Proposed Transferee its shares of Common Stock at a per share price that is no greater than the per share price set forth in the Sale Notice and on other same terms and conditions which are not materially more favorable to the Selling Stockholder than those set forth in the Sale Notice without any further obligation to the non-accepting Tag-along Stockholders.

(e)            Each Tag-along Stockholder participating in a Transfer pursuant to this Section 3.04 shall receive the same consideration per share as the Selling Stockholder after deduction of such Tag-along Stockholder’s proportionate share of the related expenses in accordance with Section 3.04(g).

(f)            Each Tag-along Stockholder shall make or provide the same representations, warranties, covenants, indemnities, and agreements as the Selling Stockholder makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities, and agreements pertaining specifically to the Selling Stockholder, such Tag-along Stockholder shall make the comparable representations, warranties, covenants, indemnities, and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants, and indemnities shall be made by the Selling Stockholder and each Tag-along Stockholder severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties shall be pro rata based on the consideration received by the Selling Stockholder and each Tag-along Stockholder, in each case in an amount not to exceed the aggregate proceeds received by the Selling Stockholder and each such Tag-along Stockholder in connection with any Tag-along Sale.

(g)            The reasonable and documented fees and expenses of the Selling Stockholder incurred in connection with a Tag-along Sale and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of the Selling Stockholder for its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by all the Stockholders participating in the Tag-along Sale on a pro rata basis, based on the aggregate consideration received by each such Stockholder; provided, that no Stockholder shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.

(h)            Each Tag-along Stockholder shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Selling Stockholder. Each Tag-along Stockholder shall execute and deliver to the Company at least five (5) Business Days prior to the proposed Drag-along Sale all documents previously furnished to the Drag-along Stockholder for execution in connection with the Drag-along Sale.

(i)            The Selling Stockholder shall have ninety (90) days following the expiration of the Tag-along Period in which to Transfer the shares of Common Stock described in the Sale Notice, on the terms set forth in the Sale Notice (which such ninety (90) day period may be extended for a reasonable time not to exceed an additional forty-five (45) days to the extent reasonably necessary to obtain any Government Approvals). If at the end of such period, the Selling Stockholder has not completed such Transfer, the Selling Stockholder may not then effect a Transfer of Common Stock subject to this Section 3.04 without again fully complying with the provisions of this Section 3.04.

Section 3.05         Repurchase Options.

(a)            In the event of the dissolution or liquidation of the Hilco Stockholder, the Hilco Stockholder (or its successor) shall promptly give written notice to the Xcel Stockholder and the Company of such occurrence. The Xcel Stockholder shall have the option, exercisable at any time from the date upon which the Xcel Stockholder receives written notice of such dissolution or liquidation, to purchase all (and not less than all) of the Hilco Stockholder’s Class B Common Stock for cash consideration equal to the Appraised Value of the Hilco Stockholder’s Class B Common Stock, as determined in accordance with Section 2.01(c)Section 2.03(c), mutatis mutandis. The Xcel Stockholder shall exercise its option by giving written notice to the Hilco Stockholder (or its representative or successor), stating its intention to exercise such option and specifying a closing date for the repurchase contemplated hereby, which date shall be no later than 90 days from the giving of such notice by the Xcel Stockholder. The closing of any repurchase of the Class B Common Stock pursuant to this Section 3.05(a) shall occur on or prior to the end of business on such 90th day (or if such day shall not be a Business Day, the next Business Day) and if the closing does not occur on such date, the Xcel Stockholder’s option under this Section 3.05(a) shall expire and shall thereafter be null, void and of no further force or effect. At the closing of the repurchase of Class B Common Stock pursuant to this Section 3.05(a), the Hilco Stockholder and the Xcel Stockholder (or their respective representatives or successors) shall execute and deliver mutual general releases in the form attached hereto as [Exhibit B] in favor of the other and of each of its Affiliates.

ARTICLE IV
Preemptive Rights

Section 4.01         Preemptive Right.

(a)            Prior to the effective date of its Exchange Listing, the Company hereby grants to each Stockholder (each, a “Preemptive Stockholder”) the right to purchase its pro rata portion of any new Class B Common Stock (other than any Excluded Securities) (the “New Securities”) that the Company may from time to time propose to issue or sell to any party.

(b)            The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 4.01(a) to the Preemptive Stockholders within five (5) Business Days following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i)            the number of New Securities proposed to be issued and the percentage of the Company’s outstanding Class B Common Stock on a fully diluted basis that such issuance would represent;

(ii)            the proposed issuance date, which shall be at least twenty (20) days from the date of the Issuance Notice; and

(iii)            the proposed purchase price per share.

(c)            Each Preemptive Stockholder shall for a period of fifteen (15) days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, the amount of New Securities equal to the product of (i) the total number of New Securities to be issued by the Company on the issuance date and (ii) a fraction determined by dividing (A) the number of shares of Class B Common Stock owned by such Preemptive Stockholder immediately prior to such issuance by (B) the total number of shares of Common Stock outstanding on such date immediately prior to such issuance (the “Preemptive Pro Rata Portion”) by delivering a written notice to the Company. Such Preemptive Stockholder's election to purchase New Securities shall be binding and irrevocable.

(d)            No later than five (5) Business Days following the expiration of the Exercise Period, the Company shall notify each Preemptive Stockholder in writing of the number of New Securities that each Preemptive Stockholder has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-allotment Notice”). Each Preemptive Stockholder exercising its right to purchase its Preemptive Pro Rata Portion of the New Securities in full (an “Exercising Stockholder”) shall have a right of over-allotment such that if any other Preemptive Stockholder fails to exercise its right under this Section 4.01 to purchase its Preemptive Pro Rata Portion of the New Securities (each, a “Non-Exercising Stockholder”), such Exercising Stockholder may purchase all or any portion of such Non-Exercising Stockholder's allotment (the “Over-allotment New Securities”) by giving written notice to the Company setting forth the number of Over-allotment New Securities that such Exercising Stockholder is willing to purchase within five (5) Business Days of receipt of the Over-allotment Notice (the “Over-allotment Exercise Period”). Such Exercising Stockholder's election to purchase Over-allotment New Securities shall be binding and irrevocable. If more than one Exercising Stockholder elects to exercise its right of over-allotment, each Exercising Stockholder shall have the right to purchase the number of Over-allotment New Securities it elected to purchase in its written notice; provided, that if the over-allotment New Securities are over-subscribed, each Exercising Stockholder shall purchase its pro rata portion of the available Over-allotment New Securities based upon the relative Preemptive Pro Rata Portions of the Exercising Stockholders.

(e)            The Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to any New Securities not elected to be purchased pursuant to Section 4.01(c) and Section 4.01(d) above in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced) so long as such issuance or sale is closed within thirty (30) days after the expiration of the Over-allotment Exercise Period (subject to the extension of such thirty (30) day period for a reasonable time not to exceed an additional forty-five (45) days to the extent reasonably necessary to obtain any Government Approvals). In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Stockholders in accordance with the procedures set forth in this Section 4.01.

(f)            Upon the consummation of the issuance of any New Securities in accordance with this Section 4.01, the Company shall deliver to each Exercising Stockholder certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any Liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Exercising Stockholders and after payment therefor, duly authorized, validly issued, fully paid, and non-assessable. Each Exercising Stockholder shall deliver to the Company the purchase price for the New Securities purchased by it by certified or official bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including entering into such additional agreements as may be necessary or appropriate.

ARTICLE V
CORPORATE OPPORTUNITIES and CONFIDENTIAL INFORMATION

Section 5.01         Corporate Opportunities. Except as otherwise provided in the second sentence of this Section 5.01, (a) no Stockholder nor any of its Affiliates or any of their respective Representatives shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company in which the Company may, but for the provisions of this Section 5.01, have an interest or expectancy (a “Corporate Opportunity”), and (b) no Stockholder nor any of its Affiliates or any of their respective Representatives (even if such Person is also an officer or Director of the Company or has the right to appoint a Director) shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Affiliates or directs, sells, assigns, or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. To the fullest extent permitted by applicable law, the Company renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company; provided, that the Company does not renounce any interest or expectancy it may have (and hereby reserves all rights that it may have) in any Corporate Opportunity that (i) is offered to an officer or Director of the Company, whether or not such individual is also a Representative of a Stockholder, if such opportunity is expressly offered to such Person in their capacity as an officer or Director of the Company, or (ii) constitutes or arises out of Confidential Information; provided, further, that the Stockholders hereby acknowledge that the Company reserves all rights in such Corporate Opportunities that are so reserved by the Company.

Section 5.02         Confidentiality.

(a)            Each Stockholder acknowledges that during the term of this Agreement it may have access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the Company that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements, and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Confidential Information”). In addition, each Stockholder acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense, and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to Competitors or made available to the public. Without limiting the applicability of any other agreement to which any Stockholder is subject, each Stockholder shall, and shall cause its Representatives to, for a period of five (5) years after the termination of this Agreement, keep confidential and not, directly or indirectly, disclose or use (other than in connection with the conduct of the Company's business or for the purposes of such Stockholder monitoring and analyzing its investment in the Company), including use for personal, commercial, or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Stockholder is or becomes aware. Each Stockholder in possession of Confidential Information shall, and shall cause its Representatives to, take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft.

(b)            Nothing contained in Section 5.02(a) shall prevent any Stockholder from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Stockholder; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to other Stockholders; (vi) to such Stockholder's Representatives who, in the reasonable judgment of such Stockholder, need to know such Confidential Information and agree to be bound by the provisions of this Section 5.02 as if a Stockholder; or (vii) to any potential transferee in connection with a proposed Transfer of Common Stock by such Stockholder in accordance with this Agreement, as long as such potential transferee agrees in writing to be bound by the provisions of this Section 5.02 as if a Stockholder before receiving such Confidential Information; provided, that in the case of clause (i), (ii), or (iii), such Stockholder shall notify the Company of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c)            The restrictions of Section 5.02(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by such Stockholder or any of its Representatives in violation of this Agreement; (ii) is or has been independently developed or conceived by such Stockholder without use of Confidential Information; or (iii) becomes available to such Stockholder or any of its Representatives on a non-confidential basis from a source other than the Company, the other Stockholders, or any of their respective Representatives, provided, that such source is not known by the receiving Stockholder to be bound by a confidentiality agreement regarding the Company.

(d)            The obligations of each Stockholder under this Section 5.02 shall survive: (i) the termination, dissolution, liquidation, and winding up of the Company; and (ii) such Stockholder's Transfer of its Common Stock/for so long as such Stockholder or its Permitted Transferee remains a Stockholder, and thereafter for a period of five (5) years following the earlier of: (i) termination, dissolution, liquidation, and winding up of the Company; or (ii) such Stockholder's and any of its Permitted Transferees' Transfer of their Common Stock.

ARTICLE VI
Information Rights

Section 6.01         Financial Statements. In addition to, and without limiting any rights that a Stockholder may have with respect to inspection of the books and records of the Company under Applicable Laws, the Company shall furnish to each Stockholder the following information:

(a)            As soon as available, and in any event within one-hundred twenty (120) days after the end of each Fiscal Year, the audited balance sheet of the Company as at the end of such Fiscal Year and the audited statements of income, cash flows, and changes in stockholders' equity for such year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board, to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of its operations and changes in its cash flows and stockholders' equity for the periods covered thereby.

(b)            As soon as available, and in any event within sixty (60) days after the end of each fiscal quarter, the balance sheet of the Company at the end of such quarter and the statements of income, cash flows, and changes in stockholders' equity for such quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied, and certified by the Chief Executive Officer or Chief Financial Officer of the Company.

(c)            To the extent the Company is required by Applicable Law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports, or other periodic reports (without exhibits) actually prepared by the Company as soon as available.

(d)            Notwithstanding anything herein to the contrary, the Company will be deemed to have satisfied the requirements of this Section 6.01 to the extent such information is furnished or filed with the Securities and Exchange Commission (the “Commission”) and available through the Commission’s Electronic Data Gathering, Analysis and Retrieval System or any successor thereto.

Section 6.02         Inspection Rights.

(a)            The Company shall, and shall cause its officers, Directors, and employees to, (i) afford each Class B Stockholder and the Representatives of each such Class B Stockholder, during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, properties, offices, plants, and other facilities and to its books and records, and (ii) afford such Class B Stockholder and the Representatives of such Class B Stockholder the opportunity to consult with its officers from time to time regarding the Company's affairs, finances, and accounts as such Class B Stockholder or its Representative may reasonably request upon reasonable notice.

(b)            The right set forth in Section 6.02(a) shall not and is not intended to limit any rights which any Class B Stockholder may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances, and accounts under the laws of the State of Delaware.

ARTICLE VII
Representations and Warranties

Section 7.01         Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to the Company and each other Stockholder as to itself that:

(a)            The Xcel Stockholder is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Hilco Stockholder is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware

(b)            Such Stockholder has full corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or limited liability company action of such Stockholder. Such Stockholder has duly executed and delivered this Agreement.

(c)            This Agreement constitutes the legal, valid, and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority by or with respect to such Stockholder.

(d)            The execution, delivery, and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of such Stockholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law, or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which such Stockholder is a party or otherwise bound.

(e)            Except for this Agreement, such Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Class B Common Stock, including agreements or arrangements with respect to the acquisition or disposition of the Class B Common Stock or any interest therein, or the voting of the Class B Common Stock (whether or not such agreements and arrangements are with the Company or any other Stockholder).

ARTICLE VIII
Term and Termination

Section 8.01         Termination. This Agreement shall terminate upon the earliest of:

(a)            the consummation of an Exchange Listing;

(b)            the consummation of a merger or other business combination involving the Company whereby any class of Common Stock becomes a security that is listed or admitted to trading on the NASDAQ Stock Market, the New York Stock Exchange, the NYSE American stock exchange or another national securities exchange;

(c)            the date on which neither the Xcel Stockholder nor the Hilco Stockholder holds any Class B Common Stock;

(d)            the dissolution, liquidation, or winding up of the Company; or

(e)            upon the unanimous agreement of the Stockholders.

Section 8.02         Effect of Termination.

(a)            The termination of this Agreement shall terminate all further rights and obligations of the Stockholders under this Agreement except that such termination shall not effect:

(i)            the existence of the Company;

(ii)            the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

(iii)            the rights which any Stockholder may have by operation of law as a stockholder of the Company; or

(iv)            the rights contained herein which by their terms are intended to survive termination of this Agreement.

(b)            The following provisions shall survive the termination of this Agreement: this Section 8.02 and Section 5.02 (as and to the extent provided in Section 5.02(d)), Section 9.03, Section 9.04, Section 9.12, Section 9.13, and Section 9.14.

ARTICLE IX
Miscellaneous

Section 9.01         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02         Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Stockholder hereby agrees, at the request of the Company or any other Stockholder, to execute and deliver such additional documents, certificates, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 9.03         Release of Liability. In the event any Stockholder shall Transfer all of the Class B Common Stock held by such Stockholder (other than to a Permitted Transferee) in compliance with the provisions of this Agreement without retaining any interest therein, then such Stockholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer other than pursuant to Section 5.02.

Section 9.04         Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.04):

If to the Company:	Longaberger Inc. c/o Xcel Brands, Inc. 1333 Broadway, 10th Floor Email: [•] Attention: EVP

with a copy (which shall not constitute notice) to:	Blank Rome LLP 1271 Avenue of the Americas Email: [•] Attention: Robert J. Mittman

If to the Xcel Stockholder:	Xcel Brands, Inc. 1333 Broadway, 10th Floor New York, NY 10018 Email: [•] Attention: Robert D’Loren, CEO

with a copy (which shall not constitute notice) to:	Blank Rome LLP 1271 Avenue of the Americas Email: [•] Attention: Robert J. Mittman

If to the Hilco Stockholder:	Hilco Global 5 Revere Drive, Suite 206 Northbrook, IL 60062 Email: [•] Attention: Mr. Eric Kaup, EVP

with a copy (which shall not constitute notice) to:	[HILCO STOCKHOLDER LAW FIRM NAME] [LAW FIRM ADDRESS] Email: [EMAIL ADDRESS] Attention: [ATTORNEY NAME]

Section 9.05         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and gender-neutral forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06         Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07         Entire Agreement.

(a)            This Agreement, together with the Organizational Documents and any Joinder Agreements executed after the date hereof (collectively, the “Related Agreements”), and all related Exhibits hereto constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(b)            In the event of an inconsistency or conflict between the provisions of this Agreement and any provisions of any Related Agreement with respect to the subject matter herein, the terms of this Agreement shall control.

(c)            In the event of any inconsistency or conflict between this Agreement and any Organizational Document, the Stockholders and the Company shall, to the extent permitted by Applicable Law, amend such Organizational Document to comply with the terms of this Agreement.

Section 9.08         Successors and Assigns; Assignment. Subject to the rights and restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any Stockholder except as permitted in this Agreement (or as otherwise consented to in writing by all the other Stockholders prior to the assignment) and any such assignment in violation of this Agreement shall be null and void.

Section 9.09         No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10         Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. Any such written amendment, modification, or supplement shall be binding upon the Company and each Stockholder.

Section 9.11         Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 9.12         Governing Law. This Agreement, including all Exhibits, and all matters arising out of or relating to this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

Section 9.13         Dispute Resolution.

(a)            Subject to Section 9.14, any dispute, controversy, or claim arising out of, relating to, or in connection with, this Agreement or any breach, termination, or validity thereof (a “Dispute”) shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York.

(b)            The arbitration shall be conducted by three arbitrators. The party initiating arbitration (the “Claimant”) shall appoint its arbitrator in its request for arbitration (a “Request”). The other party (the “Respondent”) shall appoint its arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such thirty (30) day period, the arbitrator named in the Request shall decide the Dispute as the sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within thirty (30) days after the Respondent has notified the Claimant of the appointment of the Respondent's arbitrator. When the arbitrators appointed by the parties have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of such appointment. If the two arbitrators appointed by the parties fail or are unable to appoint a third arbitrator or to notify the parties of such appointment, then the third arbitrator shall be appointed by the President of the American Arbitration Association which shall promptly notify the parties of the appointment of the third arbitrator. The third arbitrator shall act as chairman of the panel.

(c)            The arbitration award shall be in writing and shall be final and binding on the parties. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgement upon award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

Section 9.14         Equitable Remedies. Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement. In the event that any party files a suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, including reasonable attorneys' fees and expenses.

Section 9.15         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LONGABERGER INC.

By
Name:
Title:

XCEL BRANDS, INC.

By
Name:
Title:

HILCO BASKETS, LLC

By
Name:
Title:

EXHIBIT A

FORM OF JOINDER AGREEMENT

[FORM OF JOINDER AGREEMENT]